EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement (Nos. 333-02418, 333-40106, 333-62134, 333-121330 and 333-123042 and 333-129132) on Form S-8 and Registration Statement (Nos. 333-123821, 333-128695 and 333-134611) on Form S-3 of Smith Micro Software, Inc. and subsidiaries (collectively, the “Company”) of our report dated March 16, 2007 relating to our audits of the consolidated financial statements and the financial statement schedule, and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2006.
SINGER, LEWAK, GREENBAUM & GOLDSTEIN, LLP
Los Angeles, California
March 30, 2007